Exhibit d.17

Amendment to

Investment Advisory Contract

between

Marshall Funds Inc.

and M&I Investment Management Corp.

This Amendment to the Investment Advisory Contract between Marshall Funds, Inc. (the “Corporation”) and M&I Investment Management Corp. (the “Adviser”) is made and entered into as of the 1st day of September, 2007.

Effective September 1, 2007, the following breakpoint schedule for the investment advisory fee payable to the Adviser shall take effect with respect to the portfolios listed below.

	Annual Investment Advisory Fee As a Percentage of Each Portfolio’s Aggregate Daily Net Assets
Fund	on the first $500 million	on the next $250 million	on the next $250 million	in excess of $1 billion
Large-Cap Value Fund	0.75%	0.74%	0.70%	0.65%
Large-Cap Growth Fund	0.75	0.74	0.70	0.65
Mid-Cap Value Fund	0.75	0.74	0.70	0.65
Mid-Cap Growth Fund	0.75	0.74	0.70	0.65
International Stock Fund	1.00	0.99	0.95	0.90
Aggregate Bond Fund	0.40	0.39	0.35	0.30
Government Income Fund	0.40	0.39	0.35	0.30
Short-Intermediate Bond Fund	0.40	0.39	0.35	0.30
Intermediate Tax-Free Fund	0.60	0.59	0.55	0.50
Short-Term Income Fund	0.20	0.19	0.10	0.10

Marshall Funds, Inc.

By:
Name:	John M. Blaser
Title:	President

M&I Investment Management Corp.

By:
Name:	Timothy M. Bonin
Title:	Vice President